Exhibit 10.11

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement, dated December 21, 2009, is made by and between Geoffrey Loui, whose residence address is 2243 Piimauna Street, Honolulu, HI 96821 (the “Contractor”), and Hawaiian Telcom Communications, Inc., whose principal place of business is 1177 Bishop Street Honolulu, Hawaii 96813, on behalf of itself and its subsidiaries (the “Company”).

1.                                       Contracted Services.  The Company hereby retains the Contractor, on a non-exclusive and as-needed basis, to perform the services described in Schedule A attached hereto and by this reference specifically made a part hereof.  The Contractor is in the business of providing marketing consulting services to third parties on an independent contractor basis, and is free to work for other parties during the term of this Agreement.  The Contractor will function according to the parameters described in the attached Schedule A.

2.                                       Term of Agreement.  This Agreement will begin on January 4, 2010 and end on February 12, 2010.  Either party may terminate this Agreement by giving the other party seven (7) days written notice.

3.                                       Compensation.  In consideration for the services rendered under this Agreement, the Company will pay Contractor TWO HUNDRED SIXTY AND NO/100 DOLLARS ($260.00) per hour, billed in quarter-hour increments, for up to fifty (50) hours per week.  In the event that this Agreement is terminated, Contractor shall be paid for hours worked to the time of termination.  Contractor acknowledges that he is not entitled to any benefits provided by the Company to its employees.

4.                                       Expenses.  The Company will reimburse the Contractor for reasonable expenses authorized by the President and Chief Executive Officer of the Company (the “CEO”) incurred in the performance of his obligations under this Agreement.  Expenses authorized under this Agreement shall not include expenses relating to the Contractor’s individual use of an automobile (such as gas, mileage, etc.) or Contractor’s individual meals, except during business travel when the CEO has pre-approved such business travel.  The Contractor will be required to provide documentation of expenses incurred and shall submit requests for payment of expenses with documentation to the Company in accordance with the billing procedures outlined in paragraph 5.  All expenses in excess of $100.00 and all expenses for travel must be approved by the CEO before being incurred or the Company will not pay for such expenses.

5.                                       Billing Procedures.  Contractor shall submit monthly timesheets and invoices to Company which shall be subject to the review and approval of the CEO.  Approved invoices shall be due and payable within 30 days after receipt by Company.

6.                                       Performance Standard.  Contractor must perform all services in a professional and ethical manner and all work will be performed to the satisfaction of the Company’s CEO.

7.                                       Performance Schedule.  The Contractor shall be free at all times to arrange the manner of performance of the contracted for services to be rendered and will not be expected to maintain a schedule of duties or assignments.

The Contractor will not report to the Company on any regular basis, but will work as he may so independently decide.  The Contractor guarantees the Company that the services specified in Schedule A will be performed as of the time specified therein.

8.                                       Direction and Control.  The Company does not retain or exercise the right to direct, control, or supervise the Contractor as to the details and means by which the services contracted for are accomplished.

9.                                       Services.  Unless the parties mutually agree otherwise, the Contractor shall be responsible at his own expense for all secretarial and clerical support services.  The Company may, in its discretion, reasonably make available, at Contractor’s request, office type space and business facilities (such as computer, telephone, photocopier, etc.) on Company premises for Contractor’s use.

10.                                 Independent Contractor.  Both the Company and the Contractor agree that the Contractor will act as an independent contractor in the performance of his duties under this Agreement.  As such, the Contractor will not be eligible for any benefits provided by the Company to its employees.  The Contractor shall be responsible for payment of all taxes arising out of the Contractor’s activities in accordance with this Agreement, including by way of illustration but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes, and any other taxes or business license fees as required.  Moreover, the Contractor agrees to obtain all necessary insurance coverage, including by way of illustration but not limited to, liability insurance, worker’s compensation insurance, and state disability insurance.  Finally, the Contractor shall comply with all federal, state, and local laws.

The Contractor shall not represent directly or indirectly that he is an agent or legal representative of the Company, nor shall the Contractor incur any liabilities or obligations of any kind in the name of or on behalf of the Company other than those specifically made or approved as part of this Agreement.

11.                                 Assignment.  The Company specifically contracts for services of the Contractor, and the Contractor may not assign this Agreement without the express written consent of the Company.

12.                                 Confidential Information.  The Contractor agrees that any information received by the Contractor during the performance of the Contractor’s obligations in accordance with this Agreement which concerns personnel, financial, or other confidential affairs, including financial information identified as confidential and proprietary by the Company, its employees or any of its affiliated companies will be treated by the Contractor in full confidence and will not be revealed to any persons, firms, or organizations.

All Company documents, including but not limited to, personnel records, studies, and company forms are to be considered confidential and proprietary.  These are not to be duplicated for any use other than for use by Company.  Any documents in Contractor’s possession shall be returned to Company at the termination of this Agreement.

This requirement will survive the termination of this Agreement for a period of five (5) years.

13.                                 Intellectual Property Rights.  Any and all inventions, documents, data, programs and/or materials developed, produced and/or created by or for the Contractor in connection with his services under this Agreement shall become the sole and exclusive property of the Company, and the Company shall have the right to use them for any purpose without any additional compensation to the Contractor.

With respect to all works which are first created and prepared by the Contractor for the benefit of the Company under this Agreement and which in other respects qualify as “works[s] made for hire” under 17 U.S.C. 101 as a result of either (i) the nature of the legal relationship between the Company and the Contractor, as established by the provisions of this Agreement and/or the actions of the parties under this Agreement, or (ii) the nature of the works themselves, the Company and the Contractor agree by this written instrument that, for the purposes of Title 17 of the United States Code, such works shall be considered works made for hire and that, any other written agreement between the parties notwithstanding, the Company shall be considered the author of, and shall own all right, title and interest in and to the copyrights in, such works.

Should the nature of the legal relationship between the Company and the Contractor, as established by the provisions of this Agreement and/or the actions of the parties under this Agreement, fail to qualify as a “work made for hire” under 17 U.S.C. 101 or should the nature of the work be such as to preclude qualification as “a work made for hire,” then with respect to any work that is first created and prepared by the Contractor for the benefit of the Company hereunder, the Contractor hereby agrees to and does assign, convey, transfer and deliver to the Company, and the Company accepts the Contractor’s entire right, title and interest (including, but not limited to, all copyrights) in and to such work.  The Contractor further agrees to execute copyright assignments and ancillary documents as may be required or appropriate so that title to such works and to the copyrights therein will be clearly and exclusively held by the Company.

The Contractor unconditionally waives all moral rights in any works that are assigned, or that are agreed to be assigned, or in which the Company acquires licenses or other rights, under this or any other agreement between the Contractor and the Company.  Specifically, the Contractor waives the right to have any authorship in such works attributed to him and waives his right, if any, to require the Company to refrain from, or require the Contractor’s consent to, making any and all modifications, additions, or deletions to such works.

14.                                 Indemnification.  The Contractor agrees to indemnify, defend, and hold the Company harmless from and against any and all claims, actions, causes of action, damages, costs, and expenses, including reasonable attorneys’ fees, arising out of or resulting in any manner from the acts or omissions of Contractor, his agents, or employees, in the performance of this Agreement, including but not limited to, claims of personal injury, property damages, or patent, trade secret, copyright, or other proprietary rights infringement.

The Company agrees to indemnify, defend, and hold the Contractor harmless from and against any and all claims, actions, causes of action, damages, costs, and expenses, including reasonable attorney’s fees, arising out of or resulting in any manner from the acts of omissions of Company, its agents, or employees, in the performance of this Agreement, including but not limited to, claims of personal injury, property damages, or patent, trade secret, copyright, or other proprietary rights infringement.

15.                                 Notices.  All notices, requests, demand, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or if mailed first class, postage prepaid, to Contractor at the address first written above or at any address subsequently stipulated in writing by the Contractor, and to Company at 1177 Bishop Street, Honolulu, Hawaii 96813, attention the CEO.

16.                                 Entire Agreement.  This Agreement represents the entire agreement between the parties and is not subject to modification except by written agreement signed by both parties.

17.                                 Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

18.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

IN WITNESS WHEREOF, the parties hereto set their hands and seals on the date as set forth below.

GEOFFREY LOUI		HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ Geoffrey Loui	By:	/s/ Eric K. Yeaman

Name: Geoffrey Loui		Name: Eric K. Yeaman

Title: Contractor		Title: President and Chief Executive Officer

Date: December 21, 2009		Date: December 21, 2009